Exhibit 99.1

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks described below, and all other information contained in or incorporated by reference in our other filings with the United States Securities and Exchange Commission, or the SEC, before making an investment decision. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.

Additional Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

Our Loan Agreement contains restrictions that limit our flexibility in operating our business.

On May 14, 2018, we entered into a loan and security agreement, or the Loan Agreement, with Solar Capital Ltd. and Western Alliance Bank  The Loan Agreement provides for a $50.0 million term loan facility with a maturity date of November 1, 2022. The Loan Agreement contains various covenants that limit our ability to engage in specified types of transactions without our lenders’ prior consent. These covenants limit our ability to, among other things:

•                  license our intellectual property;

•                  sell, transfer, lease or dispose of our assets;

•                  create, incur or assume additional indebtedness;

•                  encumber or permit liens on certain of our assets;

•                  make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock;

•                  make specified investments (including loans and advances);

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•                  enter into certain transactions with our affiliates.

In addition, the Loan Agreement contains a liquidity covenant which requires us to maintain a minimum of seven months of cash and certain cash equivalents; provided, that this minimum liquidity requirement ceases to apply if we complete one or more equity offerings with aggregate net proceeds of at least $46.5 million, including this offering.

The covenants in the Loan Agreement limit our ability to take certain actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding of the aggregate principal amount of $50 million, plus exit fees, prepayment premiums, penalties and interest, and foreclose on the collateral granted to them to secure such indebtedness. Such repayment could have a material adverse effect on our business, operating results and financial condition.